Exhibit 99.1

PRESS RELEASE

NRG Energy Announces $4 Billion Asset Sale

Transaction monetizes select assets at an attractive valuation, supporting additional share repurchases, debt reduction, and flexibility to redeploy capital at higher returns.

HOUSTON – November 9, 2026 – NRG Energy, Inc. (NYSE: NRG) today announced that it has entered into a definitive agreement to sell six natural gas generation assets to LS Power, for a purchase price of $4 billion in cash, subject to working capital and other closing adjustments. The purchase price represents an implied 2027 valuation multiple of 8.0x EV/Adj. EBITDA.

"We are unlocking substantial value from a select group of assets, while maintaining a robust generation footprint in PJM and ERCOT that provides reliable, affordable power for our customers," said Robert Gaudette, President and Chief Executive Officer of NRG. "This transaction will strengthen our balance sheet, support increased share repurchases and preserve flexibility to invest in growth opportunities with compelling returns. It demonstrates our commitment to disciplined capital allocation and creates long-term value for shareholders."

The sale is targeted to close in the second quarter of 2027, subject to customary closing conditions and regulatory approvals, including Hart-Scott-Rodino (HSR), Federal Energy Regulatory Commission (FERC), and the New York State Public Service Commission (NYSPSC).

The six assets represent 4.9 GW of generation across NYISO (Ravenswood), ISO-NE (Ocean State Power and Wallingford), and ERCOT (Jack County, Johnson County, and R.W. Miller).

NRG remains dedicated to ensuring affordable, reliable power as demand continues to grow. Upon completion, NRG will own and operate 20 GW of generation capacity nationwide. This includes 10 GW of generation in ERCOT, complemented by 10 GW in PJM. By 2028, an additional 1.1 GW is expected to be operational in ERCOT through the Company’s remaining two Texas Energy Fund projects.

Proceeds from the transaction will be used to support NRG's 2027 pro forma capital allocation plan of $3 billion of share repurchases across 2026 and 2027, including an incremental $1 billion expected to begin before the end of the fourth quarter of 2026. Upon closing of the asset sale, NRG plans an additional $2 billion of debt reduction to maintain the Company’s current leverage profile, bringing total planned 2027 debt reduction to $3 billion. The remaining proceeds will be reserved to fund either contracted growth investments or additional debt reduction.

Barclays is serving as lead financial advisor on the transaction and White & Case LLP is serving as legal counsel to NRG.

Conference Call and Webcast

NRG will discuss the transaction during its previously announced earnings conference call on November 9 at 8:00 AM EST / 7:00 AM CST.

Investors, members of the media and the public may access the webcast and presentation materials through NRG's Investor Relations website at www.nrg.com.

PRESS RELEASE

About NRG

NRG is a leading provider of electricity, natural gas, and smart home solutions to eight million customers across North America. The company operates a customer-first platform supported by a diversified supply strategy and the safe, reliable operation of approximately 25 GW of power generation. NRG plays a meaningful role in competitive energy markets, and our innovative team is creating the flexible and affordable solutions that households and large businesses need today and in the future. Visit nrg.com for more information, and connect with us on Facebook, Instagram, LinkedIn, and X.

Safe Harbor

In addition to historical information, the information presented in this press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, among others, statements regarding the proposed sale of certain generation assets, the expected timing and completion of the transaction, the expected proceeds, the financial impacts and accounting treatment relating to the transaction, the expected use of proceeds, debt reduction, share repurchases, and other capital allocation priorities, NRG’s expected leverage profile, and the expected valuation multiple for the assets. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, the inability to close, or any delay in closing, the transaction, the occurrence of any event that could result in the termination of the purchase agreement, the failure to satisfy closing conditions or obtain required regulatory approvals in a timely manner or at all, changes in the expected timing, purchase price, net proceeds or accounting impacts of the transaction, NRG’s ability to execute its capital allocation plan and to proceed or complete its projects as anticipated, and the other risks and uncertainties discussed in NRG’s filings with the Securities and Exchange Commission, including under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in NRG’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Debt and share repurchases may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws. NRG undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. NRG’s forward-looking statements speak only as of the date of this communication or as of the date they are made.

The implied valuation multiple set forth herein is based on the purchase price and NRG’s estimate of the assets’ Adjusted EBITDA in 2027. NRG is unable to provide a reconciliation to the most directly comparable GAAP measure without unreasonable effort because certain items required for the reconciliation cannot be reasonably estimated at this time.

Media

Laura Avant

NRGMediaRelations@nrg.com

Investors

Brendan Mulhern

investor.relations@nrg.com